Exhibit 99.1

Investor Relations: Raul Jacob Víctor Pedraglio +(602) 264-1375	October 23, 2019 Southern Copper Corporation (NYSE and BVL: SCCO)

southerncopper@southernperu.com.pe www.southerncoppercorp.com

•	Copper production increased 12.7% to 252,380 tons in 3Q19 compared with 3Q18 due to higher production at our Peruvian Toquepala mine (+55.5%) and our Buenavista mine (+4.6%) in Mexico. These increases were partially offset by lower production at the Cuajone mine (-3.1%) due to lower ore grades. Copper production increased 13.7% in the 9M19 when compared with 9M18 as result of higher production at Toquepala (+54.4%) due to the successful start-up of the new Toquepala concentrator, and higher production at Buenavista (+7.5%) principally as a result of operating improvements at its SX-EW plants (+18.8%).

•	3Q19 net sales were $1,859.5 million, 7.9% higher than 3Q18, principally due to higher sales volume of copper (+15.1%), silver (+11.9%) and molybdenum (+22.3%); as well as better silver prices (+13.8%). Metal prices decreased for copper (-5.1%, LME) and zinc (-7.8%), partially offsetting the significant contribution of the additional sales volume.

•	Despite lower copper and zinc prices, 3Q19 net income of $389.6 million was 5.5% higher than 3Q18 net income of $369.4 million. Net income margin in 3Q19 was 21.0% compared with 21.4% in 3Q18.

•	3Q19 adjusted EBITDA was $907.7 million, 4.6% higher than 3Q18 of $868.1 million. The adjusted EBITDA margin in 3Q19 was 48.8% compared with 50.4% in 3Q18.

•	By-product production: Molybdenum production increased (+23.8%) in 3Q19 compared with 3Q18 principally due to higher production at our Toquepala mine (+91.3%) from the new molybdenum plant that started production in April 2019. Mined silver production increased by 27.4% in 3Q19 compared with 3Q18 due to higher production at Toquepala (+57.8%), Buenavista (+17.5%) and IMMSA (+47.4%) operations. Mined zinc production decreased 1.2% in 3Q19, compared with 3Q18 production at the IMMSA mines which offset the 2,072 tons production increase at the San Martin mine.

•	Operating cash cost per pound of copper net of by-product revenues was $0.82 in 3Q19, compared to $0.90 in 3Q18. This decrease of 8.9% in cash cost is mainly the result of higher by-product revenues (+18.1%) and the unit cost effect of 12.9% higher production.

•	Capital investments in 9M19 were $536.1 million. These investments are in line with our growth program, which aims to reach annual production of 1.5 million tons of copper by 2026.

•	Financing: On September 26, 2019, our subsidiary Minera Mexico S.A. de C.V. issued $1.0 billion of fixed-rate senior unsecured notes. This debt is due in 2050 and has an annual interest rate of 4.5%.

During our marketing effort, we held meetings with investors in 4 cities worldwide and received 154 purchase orders from high quality institutional investors. We received orders for $3.7 billion, a demand of 3.7 times the offering.

THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

The SCC total debt has the longest schedule of amortization in the mining industry (approximately 20 years) which demonstrates our commitment to maintain a strong financial position without significant short-term due dates.

Proceeds will provide the Company with additional liquidity to finance our Mexican expansion program, which includes:

(a)	The Buenavista Zinc project, with an investment of $413 million, which when completed in 2022 will add annual production of 20,000 tons of copper and 80,000 tons of zinc.

(b)	The Pilares project, with an investment of $159 million, which when completed in 2021 will add 35,000 tons of copper per year and will increase the ore grade mix at the La Caridad mine.

(c)	The El Pilar project, with an investment of $310 million, which we expect to complete in 2023. This project will add 35,000 tons of copper per year.

These projects, together with our other investments in Mexico, will increase our Mexican operations’ copper production by 16% and zinc production by 93%.

•	Dividends: On October 17, 2019, the Board of Directors authorized a dividend of $0.40 per share payable on November 21, 2019, to shareholders of record at the close of business on November 7, 2019.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress said: “Once again the Company’s strong financial position and market preference was evidenced by the excellent terms obtained for our Minera Mexico debt offering. We believe the terms of this financing also reflect the market recognition of our leadership position as one of the industry’s best low-cost copper producers, our significant vertical integration and strong ore reserve position. With the new investments to be financed by the additional liquidity, Southern Copper will increase its copper production capacity to 1.1 million tons of copper and 200,000 of zinc by 2023.”

“We are pleased with the results of the new Toquepala concentrator, which reached full capacity usage in the first half of 2019. Our financial results are showing the initial benefits of this expansion in additional copper, silver and molybdenum volumes as well as lower cash cost and other cost reductions.”

Key Financial Data

	Third Quarter					Nine Months
			Variance					Variance
	2019	2018	$		%	2019	2018	$		%
	(in millions except per share amount and %s)
Sales	$1,859.5	$1,723.7	$135.8		7.9%	$5,431.0	$5,402.1	$28.9		0.5%
Cost of sales	906.5	824.0	82.5		10.0%	2,617.9	2,552.2	65.7		2.6%
Operating income	713.8	696.7	17.1		2.5%	2,121.2	2,257.7	(136.5)		(6.0)%
Net income	$389.6	$369.4	$20.2		5.5%	$1,180.2	$1,249.8	$(69.6)		(5.6)%
Net income margin	21.0%	21.4%	(0.4	)pp	(1.9)%	21.7%	23.1%	(1.4	)pp	(6.1)%
Adjusted EBITDA	907.7	868.1	39.6		4.6%	2,740.3	2,762.8	(22.5)		(0.8)%
Adjusted EBITDA margin	48.8%	50.4%	(1.6	)pp	(3.2)%	50.5%	51.1%	(0.6	)pp	(1.2)%
Income per share	$0.50	$0.48	$0.02		4.2%	$1.53	$1.62	$(0.09)		(5.6)%
Capital investments	$182.7	$282.3	$(99.6)		(35.3)%	$536.1	$831.8	$(295.7)		(35.5)%

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Capital Investments

Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our superior asset portfolio.

Peruvian Projects

Currently we have a portfolio of $2.8 billion approved projects in Peru of which $1.6 billion have already been invested. Considering the Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our total investment program in Peru increases to $8.1 billion.

Toquepala Expansion Project – Tacna: This $1.3 billion project includes a new-state-of-the-art concentrator that has increased Toquepala´s annual copper production to reach 257,000 tons in 2019, a 51% production increase for this operation when compared to 2018. As of September 30, 2019, we have invested $1,296.8 million in this expansion. The construction of the project was completed and production initiated in the 4Q18. Full production was reached in the 2Q19.

Tia Maria - Arequipa: On July 8, 2019 we received the construction permit for this 120,000 ton annual SX-EW copper greenfield project with a capital budget of $1,400 million. This permit was obtained after completing an exhaustive review process of environmental and social matters, complying with all established regulatory requirements and addressing all observations raised.

On July 15, 2019 anti-mining groups staged a violent demonstration affecting economic as well as other activities in the Islay province. These actions were followed by the filing of three complaints, sponsored by groups opposing the Tia Maria project, before the Mining Council, which is the Peruvian administrative authority responsible to decide on these complaints.

The Mining Council temporarily suspended the construction permit on August 8, 2019, until a decision is reached on the complaints. It is our responsibility to communicate the context of the controversies around the Tia Maria project and we must be clear that there are opposition groups whose purpose is to stop the construction of this project.

Three groups oppose the project:

1. A group of environmentalist that opposes the project. The Company has made assurances that the highest international environmental quality standards will be used. As the Company has explained several times, Tia Maria will use 100% desalinated water, there will be no tailings and minimal gas emissions to the atmosphere, as there will be very limited combustion, or dust releases because a dome will be used to store mineral. In addition, Tia Maria is located in the desert of Arequipa and the industrial plants of the project will be 11 kilometers away from the Tambo valley with no negative effect on it. Considering this information, we strongly believe the arguments of this group have no merit.

2. A group of agricultural businessmen are concerned with the operation of the project because they believe it will increase the labor costs in the region, as mining companies pay higher salaries than agriculture ones. They fear that their operations may be affected by the demand of labor of our project. However, evidence suggest that due to their specialization, mining worker’s wages scales do not affect salaries of agricultural activities. This has been broadly demonstrated in other Peruvian communities. Consequently, this concern appears not to have substance.

3. A third group of opposition is politically driven, trying to take advantage of the current situation to enhance its political status by entering in the controversy over the project.

We expect the differences with these three groups will be resolved in the near future and we will continue with this project, which will have a very positive impact on growth, investment and the well-being of the Arequipa region. We express our commitment to continue working for progress with the local population. We also reiterate our commitment to delay the construction of Tia Maria until it has established, in close coordination with the government, a common ground for dialogue with neighboring communities to address any concerns and provide guarantees to achieve more social support for the project.

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. Currently, we have completed the basic engineering. Environmental studies are in process. The project´s budget is $413 million, and we expect to initiate operations in 3Q22. When completed, this new facility will double the Company’s zinc production capacity and will provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. The ore will be transported from the pit to the primary crushers of the La Caridad copper concentrator via a new 25-meter wide off-road facility for mining trucks. Environmental permits have been obtained and additional land is being acquired. This project will significantly improve the over-all mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect it to start production during the second half of 2021.

El Pilar – Sonora: This low capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 325 million tons of ore with an average copper grade of 0.287%. El Pilar will operate as a conventional open-pit mine and copper cathodes will be produced using the highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million and we expect it to start production during 2023.

Conference Call

The Company’s third quarter and nine months earnings conference call will be held on Thursday October 24, 2019 beginning at 10:00 AM – EST (9:00 AM Lima and Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO

Conference ID:	2268846 and “Southern Copper Corporation Third Quarter 2019 Earnings Results”

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2019	2.82	2.81	11.70	1.23	15.52	1,304.24
2Q 2019	2.77	2.78	12.13	1.25	14.85	1,309.81
3Q 2019	2.63	2.62	11.76	1.06	16.98	1,474.36
9M 2019	2.74	2.74	11.86	1.18	15.78	1,362.80

1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28
2Q 2018	3.12	3.09	11.55	1.41	16.50	1,306.44
3Q 2018	2.77	2.73	11.74	1.15	14.92	1,212.75
4Q 2018	2.80	2.74	11.99	1.19	14.51	1,228.09
9M 2018	3.01	2.99	11.81	1.37	16.03	1,282.82
Average 2018	2.96	2.93	11.86	1.33	15.65	1,269.14

Variance: 3Q19 vs. 3Q18	(5.1)%	(4.0)%	0.2%	(7.8)%	13.8%	21.6%
Variance: 3Q19 vs. 2Q19	(5.1)%	(5.8)%	(3.1)%	(15.2)%	14.3%	12.6%
Variance: 9M19 vs. 9M18	(9.0)%	(8.4)%	0.4%	(13.9)%	(1.6)%	6.2%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	%	2019	2018	%
Copper (tons)
Mined	252,380	223,921	12.7%	737,361	648,698	13.7%
3rd party concentrate	9,190	6,151	49.4%	16,599	30,395	(45.4)%
Total production	261,570	230,072	13.7%	753,960	679,093	11.0%
Smelted	166,436	157,465	5.7%	439,726	474,578	(7.3)%
Refined and Rod	211,804	211,224	0.3%	583,817	613,968	(4.9)%
Sales	262,423	228,050	15.1%	733,350	658,742	11.3%

Molybdenum (tons)
Mined	7,130	5,759	23.8%	19,004	16,329	16.4%
Sales	6,946	5,679	22.3%	18,818	16,361	15.0%

Zinc (tons)
Mined	17,259	17,469	(1.2)%	53,558	53,188	0.7%
Refined	22,390	23,832	(6.1)%	76,743	79,102	(3.0)%
Sales	23,512	23,746	(1.0)%	76,855	79,170	(2.9)%

Silver (000s ounces)
Mined	5,388	4,231	27.3%	14,610	13,009	12.3%
Refined	3,279	3,414	(4.0)%	9,475	9,964	(4.9)%
Sales	5,397	4,822	11.9%	15,238	14,170	7.5%

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	VAR %	2019	2018	VAR %
	(in millions, except per share amount)

Net sales:	$1,859.5	$1,723.7	7.9%	$5,431.0	$5,402.1	0.5%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	906.5	824.0	10.0%	2,617.9	2,552.2	2.6%
Selling, general and administrative	32.0	26.4	21.2%	91.4	76.7	19.2%
Depreciation, amortization and depletion	200.3	170.6	17.4%	580.6	495.2	17.2%
Exploration	6.9	6.0	15.0%	19.9	20.3	(2.0)%
Total operating costs and expenses	1,145.7	1,027.0	11.6%	3,309.8	3,144.4	5.3%

Operating income	713.8	696.7	2.5%	2,121.2	2,257.7	(6.0)%

Interest expense, net of capitalized interest	(83.8)	(69.2)	21.1%	(245.6)	(207.0)	18.6%
Other income (expense)	(6.3)	(7.6)	(17.1)%	22.0	(13.1)	(267.9)%
Interest income	5.1	4.4	15.9%	13.1	9.8	33.7%
Income before income tax	628.8	624.3	0.7%	1,910.7	2,047.4	(6.7)%
Income taxes	241.0	257.9	(6.6)%	730.0	803.6	(9.2)%
Net income before equity earnings of affiliate	387.8	366.4	5.8%	1,180.7	1,243.8	(5.1)%
Equity earnings of affiliate	3.5	4.3	(18.6)%	4.2	9.9	(57.6)%
Net Income	391.3	370.7	5.6%	1,184.9	1,253.7	(5.5)%

Less: Net income attributable to non-controlling interest	1.7	1.3	30.8%	4.7	3.9	20.5%

Net Income attributable to SCC	$389.6	$369.4	5.5%	$1,180.2	$1,249.8	(5.6)%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.50	$0.48	4.2%	$1.53	$1.62	(5.6)%
Dividends paid	$0.40	$0.40	-%	$1.20	$1.00	20.0%

Weighted average shares outstanding (Basic and diluted)	773.1	773.0		773.1	773.0

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2019	2018	2018
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	1,935.2	$844.6	967.3
Short-term investments	1.7	213.8	236.5
Accounts receivable	918.6	972.6	943.0
Inventories	1,062.2	1,032.7	1,007.6
Other current assets	259.9	116.3	110.2
Total current assets	4,177.6	3,180.0	3,264.6

Property, net	9,395.3	9,403.8	9,293.7
Leachable material, net	1,224.9	1,177.4	1,143.0
Intangible assets, net	152.0	147.7	150.8
Related parties receivable	60.0	-	-
Right-of-use assets	1,061.7	-	-
Deferred income tax	221.0	400.9	181.3
Other assets	201.9	175.0	283.3
Total assets	$16,494.4	$14,484.8	$14,316.7

LIABILITIES
Current liabilities:
Current portion of long-term debt	399.7	-	-
Accounts payable	575.0	673.4	688.5
Income taxes	80.7	232.8	187.8
Accrued workers’ participation	141.1	206.7	164.6
Other accrued liabilities	235.7	103.4	167.0
Total current liabilities	1,432.2	1,216.3	1,207.9

Long-term debt	6,540.4	5,960.1	5,959.3
Lease liabilities	994.5	-	-
Deferred income taxes	205.1	202.6	37.7
Non-current taxes payable	62.7	207.1	207.1
Other liabilities	137.6	68.2	58.4
Asset retirement obligation	251.6	217.7	215.8
Total non-current liabilities	8,191.9	6,655.7	6,478.3

EQUITY
Stockholders’ equity:
Common stock	3,424.4	3,402.5	3,400.6
Treasury stock	(3,039.9)	(3,019.6)	(3,018.0)
Accumulated comprehensive income	6,436.8	6,184.5	6,203.5
Total stockholders’ equity	6,821.3	6,567.4	6,586.1
Non-controlling interest	49.0	45.4	44.4
Total equity	6,870.3	6,612.8	6,630.5

Total liabilities and equity	$16,494.4	$14,484.8	$14,316.7

As of September 30, 2019, there were 773.1 million shares outstanding; and as of December 31, 2018 and September 30, 2018 there were 773.0 million shares outstanding.

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	(in millions)

OPERATING ACTIVITIES
Net income	$391.3	$370.7	$1,184.9	$1,253.7
Depreciation, amortization and depletion	200.3	170.6	580.6	495.2
Deferred income tax	(23.8)	(2.2)	26.4	(17.7)
Change in operating assets and liabilities	15.8	188.8	(440.5)	34.8
Other, net	1.6	4.9	19.1	22.9
Net cash provided by operating activities	585.2	732.8	1,370.5	1,788.9

INVESTING ACTIVITIES
Capital investments	(182.7)	(282.3)	(536.1)	(831.8)
Sale of short-term investment, net	117.1	(185.8)	212.0	(186.0)
Other, net	0.1	0.2	0.2	(12.0)
Net cash used in investing activities	(65.5)	(467.9)	(323.9)	(1,029.8)

FINANCING ACTIVITIES
Debt incurred	987.3	-	987.3	-
Dividends paid	(309.2)	(309.2)	(927.7)	(773.0)
Distributions to non-controlling interest	(0.8)	(0.2)	(0.9)	(1.4)
Capitalization of debt issuance cost	(9.8)	-	(9.8)	-
Other	-	-	0.4	0.4
Net cash provided by (used in) financing activities	667.5	(309.4)	49.3	(774.0)

Effect of exchange rate changes on cash	(4.2)	(20.7)	(5.3)	(22.6)

Increase/(decrease) in cash and cash equivalents	$1,183.0	$(65.2)	$1,090.6	$(37.5)

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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THIRD QUARTER AND NINE MONTHS 2019 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Third Quarter		Year to date
	2019	2018	2019	2018

Net income attributable to SCC	$389.6	$369.4	$1,180.2	$1,249.8
Add:
Net income attributable to the non-controlling interest	1.7	1.3	4.7	3.9
Income taxes	241.0	257.9	730.0	803.6
Interest expense	83.8	69.2	245.6	207.0
Depreciation, amortization and depletion	200.3	170.6	580.6	495.2
Fuel tax refund	(0.1)	8.4	16.5	23.0
Less:
Equity earnings of affiliate	(3.5)	(4.3)	(4.2)	(9.9)
Interest income	(5.1)	(4.4)	(13.1)	(9.8)
Adjusted EBITDA	$907.7	$868.1	$2,740.3	$2,762.8

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues

	3er quarter 2019		3rd quarter 2018		YTD September 2019		YTD September 2018
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) - GAAP	906.5	167.8	824.0	172.3	2,617.9	165.4	2,552.2	184.2
Add:
Selling, general and administrative expenses	32.0	5.9	26.4	5.5	91.4	5.8	76.7	5.5
Treatment and refining charges net of sales premiums	6.4	1.2	1.4	0.3	28.1	1.8	8.7	0.6
Less:
Workers participation	(56.8)	(10.5)	(45.1)	(9.4)	(163.8)	(10.4)	(162.4)	(11.7)
Purchased concentrates from third parties	(72.5)	(13.4)	(60.0)	(12.5)	(185.4)	(11.7)	(312.8)	(22.6)
Other charges	(14.0)	(2.6)	(31.2)	(6.6)	(87.0)	(5.5)	(109.4)	(7.8)
Inventory change	9.7	1.8	24.6	5.1	56.3	3.6	69.6	5.0
Operating cash cost before by-product revenues	811.3	150.2	740.1	154.7	2,357.5	149.0	2,122.6	153.2

Less by-products revenue	(366.3)	(67.8)	(310.1)	(64.8)	(1,024.5)	(64.7)	(961.3)	(69.4)

Operating cash cost, net of by-products revenue	445.0	82.4	430.0	89.9	1,333.0	84.3	1,161.3	83.8

Total pounds of copper produced, in millions		540.1		478.3		1,582.4		1,385.7

3Q19 www.southerncoppercorp.com	Page 10 of 10